UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Cardiff Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cardiff Oncology, Inc.
Supplement to the Proxy Statement
For the Annual Meeting of Stockholders
To be Held on June 20, 2024

EXPLANATORY NOTE

On May 30, 2024, the Board of Directors of Cardiff Oncology, Inc. (the “Company”) amended the Company’s By-laws (the “By-law Amendment”) to state that directors shall be elected by a plurality of the votes of the shares of stock present in person or represented by proxy at the meeting and entitled to vote thereon, and all other matters shall require approval by the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter.

The By-law Amendment applies to the business to be conducted at the upcoming Annual Meeting of Stockholders to be held on June 20, 2024 but the description of the voting standards for the proposals as set forth in the proxy statement for the 2024 Annual Meeting are not affected by the By-law Amendment.

Recent Events.

On May 13, 2024, Travis Vana, a purported stockholder of the Company, filed a verified stockholder class action and derivative complaint in the Court of Chancery of the State of Delaware against the Company, and against James Armitage, Mark Erlander, Rodney Markin, Mani Mohindru, Gary Pace, Renee Tannenbaum, Lale White, Tod Smeal, Fairooz Kabbinavar and James Levine. The complaint alleges, among other things, that the By-Laws of the Company (the “By-Laws”), in effect as of May 13, 2024, require directors to be elected, and other business to be transacted, using a voting standard that treats broker non-votes as votes “against” these actions. This purported stockholder also claims that directors Renee Tannenbaum and Mani Mohindru were not validly elected in 2022 and 2023, respectively, and that the Company did not validly amend its 2021 Equity Incentive Plan at the annual meeting of stockholders held in 2022, in each case because the alternative voting standard urged by the purported stockholder was not satisfied. The amendment to the 2021 Equity Incentive Plan adopted at the annual meeting of stockholders held in 2022 increased the number of shares issuable under the Plan to 5,150,000 shares from 3,150,000 shares.

The purported stockholder’s reading of the By-Laws is inconsistent with the Board of Directors’ interpretation of the By-Laws and the Board of Directors’ and the Company’s consistent practice, over several prior annual meetings, of electing directors by plurality vote and transacting other business under a voting standard that treats broker non-votes as having no effect on the transaction of such other business. The Company believes the purported stockholder’s claims are without merit and intends to oppose the claims in litigation. However, the Board of Directors adopted the aforementioned amendments to the By-Laws to confirm and clarify the applicable voting standards that will apply to the business transacted at the 2024 Annual Meeting. The Board of Directors has also adopted resolutions to rescind equity grants that were made in reliance on the 2022 amendment to the 2021 Equity Incentive Plan and has approved replacement grants with terms identical to the equity grants rescinded. The replacement grants will be effective only upon stockholder approval of Proposal 3. The share numbers listed in the Company’s proxy statement dated April 25, 2024, including the number of shares beneficially owned and percentages listing the number of shares of common stock beneficially owned, are based on the assumption that Proposal 3 will be adopted and accordingly that the replacement grants will be effective.

As a result of the rescission of equity grants, as of June 2, 2024, there were approximately 44,737,191 and 54,123,787 shares of our common stock outstanding on a basic and fully diluted basis, respectively. Assuming the approval of the increase contemplated by Proposal 3, and after taking into account the rescission of equity grants, the total number of shares of our common stock available for issuance under the 2021 Plan will be 8,150,000, which represents approximately 18.2% and 13.8% of our common stock as calculated on a basic and fully-diluted basis, respectively.

Any proxies submitted by stockholders before the date of this Supplement will be voted as instructed on those proxies, unless a stockholder changes his or her vote by submitting a later dated proxy. Stockholders should follow the instructions described in the Proxy Statement regarding how to submit proxies or vote at the Annual Meeting.